UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 2, 2005

Riddell Bell Holdings, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-123927	20-1636283
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6225 North State Highway 161, Suite 300, Irving, Texas		75038
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	469-417-6700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On November 2, 2005, Riddell Bell Holdings, Inc. ("Riddell Bell"), entered into an employment agreement with Jeffrey L. Gregg, its Executive Vice President and Chief Financial Officer. The agreement with Mr. Gregg provides, among other things, for an initial term of one year from the effective date, April 1, 2005, with an automatic renewal for additional one-year terms (unless either Riddell Bell or Mr. Gregg elects not to renew the term); a base salary, subject to annual review, and annual bonus and equity interest compensation as determined by Riddell Bell’s board of directors or compensation committee.

Mr. Gregg’s employment agreement provides that if he is terminated for cause, or if he terminates his employment without certain enumerated good reasons, Mr. Gregg will be entitled to any accrued and unpaid base salary through the date of termination and any amounts owing but not paid for any reimbursements of certain expenses and accrued but unused vacation days. Additionally, if Riddell Bell terminates Mr. Gregg without cause, or if he terminates his employment for certain enumerated good reasons, and Mr. Gregg delivers an effective release of claims, Riddell Bell will:

(1) for 12 months immediately following the date of termination, provide Mr. Gregg monthly severance payments equal to one-twelfth of his base salary;
(2) pay Mr. Gregg a pro-rated annual bonus for the year in which termination occurs;
(3) pay or reimburse the premium cost for participation by Mr. Gregg and his eligible dependents in our group health and dental plans under COBRA for the earliest to occur of (i) the expiration of 12 months immediately following the date of termination, (ii) the date Mr. Gregg becomes eligible for participation in the health and/or dental plan of a new employer or (iii) the date Mr. Gregg is no longer eligible for continuation of participation under COBRA;
(4) pay for the cost of outplacement services for Mr. Gregg during the 12 months immediately following the date of termination or, if less, until he obtains other employment and Riddell Bell will continue to pay for certain perquisites for such 12-month period; and
(5) during the 12 months immediately following the date of termination, continue Mr. Gregg’s participation in Riddell Bell’s group life insurance plan or, if Riddell Bell determines that such participation is not available, Riddell Bell will pay the premium cost of an individual term life insurance policy with a face amount equal to his coverage under the group life insurance plan immediately prior to termination.

In the event that Mr. Gregg terminates his employment for certain enumerated good reasons or Riddell Bell terminates his employment other than for cause or in the event Mr. Gregg’s employment is terminated as a result of death or disability, Mr. Gregg will have the right to sell back to Riddell Bell’s parent company, Riddell Holdings, LLC ("Parent"), at fair market value any vested equity interests of Parent granted to Mr. Gregg, provided that Riddell Bell has obtained certain financial targets.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 2, 2005, William "Billy" Beane was appointed as a Director of Riddell Bell. Mr. Beane currently serves as the General Manager of the Oakland Athletics. Mr. Beane has also been appointed to the audit committee of the Board of Directors of Riddell Bell. Mr. Beane received 165,100 Class B Units of Parent upon joining the Board of Directors of Riddell Bell. There are no other transactions in which Mr. Beane has an interest requiring disclosure pursuant to Item 404(a) of Regulation S-K. In addition, there were no arrangements or understandings between Mr. Beane and any other person pursuant to which he was selected as a Director.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

Exhibit 10.1 Agreement between Jeffrey L. Gregg and Riddell Bell Holdings, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Riddell Bell Holdings, Inc.

November 4, 2005	By:	William E. Mote, Jr.

Name: William E. Mote, Jr.
Title: Vice President of Finance

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Exhibit Index

Exhibit No.	Description

10.1	Agreement between Jeffrey L. Gregg and Riddell Bell Holdings, Inc.